Exhibit 10.2

                                    AGREEMENT

         AGREEMENT made as of the 1st day of September 1998, by and between Eastern Enterprises ("Eastern") and Fred C. Raskin ("Executive"):

                                   WITNESSETH

         WHEREAS Executive is President and Chief Operating Officer of Eastern;
                 and

         WHEREAS Eastern is simultaneously entering into a Change of Control Agreement dated as of September 1, 1998 with Executive (the "Change of Control Agreement"), under which Eastern has agreed to pay Executive certain income and benefits in the event of termination of Executive's employment following a change of control; and

         WHEREAS Eastern and Executive believe it to be in their mutual interest that Executive should be assured of certain additional salary and benefit amounts following termination of his employment, whether in the context of a change of control or otherwise, all as hereinafter more fully set forth;

         NOW,  THEREFORE,  in consideration of these presents and other good and
valuable   consideration  the  receipt  and  sufficiency  of  which  are  hereby acknowledged, Eastern and Executive agree as follows.

         1. Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Appendix A.

         2. Salary Continuation. For a period of 24 months following a Qualified Termination of Employment, Eastern will continue to pay to Executive bi-weekly an amount equal to the excess of (i) Executive's bi-weekly salary (less legally required and voluntarily authorized deductions) at the rate in effect immediately prior to such termination, over (ii) any disability payments (expressed as a bi-weekly amount) paid to Executive for such period under a plan or program of Eastern. If Executive is awarded disability payments retroactively for any period for which he has already received salary continuation payments under the preceding sentence, he shall reimburse Eastern for the excess of the salary continuation payments so received over the amount he would have received had such disability payments been paid in bi-weekly installments over such period. If Executive should die before the completion of any salary continuation payments under this paragraph, the remaining installments shall be paid to Executive's spouse or, if he is not survived by his spouse, for the benefit of his Dependents, if any; provided, that such remaining installments shall be determined without the offset described in (ii) above except to the extent disability payments under a plan or program of Eastern continue to be paid to Executive's surviving spouse or Dependents, as the case may be. Payments for the benefit of any Dependent who is incompetent or a minor may be made to his or her legal representative or custodian. In no event shall payments under this paragraph 2 continue beyond the first day of the first month coinciding with or next following Executive's attainment of age 65.

         3. Certain Welfare Benefits. During the 24-month period described in paragraph 2, Eastern will continue to provide Executive and his family coverage under Eastern's health (medical/dental), disability, and life insurance (or other death benefit) programs, on the same terms (including cost sharing) and at the same levels of coverage as apply to other senior executive employees of Eastern. To the extent such continued coverage cannot be offered under the terms of Eastern's plans or programs, Eastern will attempt to accomplish the same result through alternative arrangements. It is expressly understood and agreed that the benefits of each of the plans shall be subject to such conditions and limitations as are set forth in the applicable plan, policy, or contract of insurance, and that any disputes concerning eligibility for or payment of benefits under any such plan, policy or contract shall be settled in accordance with its terms.

         4. Pension Benefits. For purposes of determining any benefit under Eastern's SERP, if Executive should suffer any Qualified Termination of Employment before he reaches the age of 55, he shall nonetheless be deemed to be an Eligible Officer, as defined in SERP, and entitled to receive a benefit thereunder upon reaching age 55. For purposes of SERP, any Qualified Termination of Employment shall be deemed to have been approved by the Compensation Committee.

         5. No Duplication of Benefits. Salary-continuation benefits provided under paragraph 2 above shall be subject to reduction for severance or severance-type benefits provided under any other plan of Eastern or its affiliates. Payments under paragraph 2 for the period beginning 18 months after the date of the Qualified Termination of Employment shall also be reduced by the amount of any remuneration earned by Executive from other employment (including self-employment) during that period. Benefits provided under paragraphs 3 and 7 shall be provided only to the extent substantially comparable benefits are not available (on substantially comparable terms) to the Executive and his family. The provisions of this paragraph shall be construed liberally to avoid the duplication of benefits.

         6. Inconsistency with Change of Control Agreement. Subject to the following sentence, in the event Executive's employment with Eastern should terminate under circumstances entitling him (at the time or upon a subsequent Change of Control, as that term is defined in the Change of Control Agreement) to benefits under the Change of Control Agreement, no salary continuation or other benefits shall be provided to Executive under this Agreement nor shall the other terms and provisions of this Agreement apply, and instead the terms and provisions of the Change of Control Agreement shall control. If at the time of termination of Executive's employment with Eastern a Change of Control (as defined in the Change of Control Agreement) has not yet occurred, Executive shall be entitled to the salary continuation and benefits described in this Agreement provided such termination is a Qualified Termination of Employment; provided, that if, by reason of a subsequent Change of Control, Executive becomes entitled to remuneration or benefits under the Change of Control Agreement with respect to such termination of employment, amounts payable and benefits provided to Executive under the Change of Control Agreement shall be equitably reduced to the extent necessary to reflect amounts or benefits previously paid or provided to him under this Agreement.

         7. Company Vehicle. During the 24-month period described in paragraph 2, Executive will have the continued use of the company-provided vehicle used by Executive at the time of his termination of employment. During such period, Eastern will provide insurance coverage for such vehicle but Executive will be responsible, at his own expense, for all normal costs of operation and maintenance. At the end of such period, Eastern will afford Executive the opportunity to purchase said vehicle at its "blue book" value, determined on the basis of the most recently issued list of such values.

         8. Agreement Not to Compete or to Disclose Confidential Information. Executive agrees that during the period of 24 months following a Qualified Termination of Employment, Executive will not, within the states in which Eastern operates its business or in which any of Eastern's subsidiaries operates its business, engage, either as a principal, employee, partner, consultant or investor (other than through a less-than-l% interest in a corporation) in a business which competes with any such business of Eastern or its subsidiaries. Executive agrees that if, at any time, pursuant to action of any court of competent jurisdiction, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, to the extent, but only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

         Executive agrees that, following termination of employment, he will continue to comply with Eastern's policies and procedures regarding Confidential Information and will never, directly or indirectly, use or disclose any Confidential Information.

         9. Reduction for Certain Parachute Payments. Payments hereunder shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Executive) would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments (or any other payments) would subject Executive to the federal excise tax under Internal Revenue Code Section 4999 on certain "excess parachute payments"; provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payments under this Agreement, amounts so payable shall be reduced to the extent, but only to the extent, necessary to maximize Executive's total after-tax payments. The determination as to whether and to what extent payments hereunder are required to be reduced in accordance with the preceding sentence shall be made at Eastern's expense by its regular outside accountants. In the event of any underpayment or overpayment hereunder, as determined by such accountants, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to Eastern, as the case may be, with interest at a rate equal to 120% of the federal rate provided for in Section 7872 (f) (2) of the Internal Revenue Code.

         10. Agreement Binding on Successors. This Agreement shall be binding on Eastern, its successors and assigns.

         11. Amendment. This Agreement may be amended only by an instrument in writing executed by both parties hereto.

         12. Governing Law; Miscellaneous.

                  (a) The laws of the Commonwealth of  Massachusetts
                      shall govern the construction and administration of this Agreement.

                  (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or unenforceability of any other provision of this Agreement.

                  (c) Executive shall not be obligated to seek other employment in mitigation of amounts payable or arrangements made under any provision of this Agreement.

         Reference is hereby made to the declaration of trust establishing Eastern Enterprises dated July 18, 1929, as amended, a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts. The name, "Eastern Enterprises" refers to the trustees under said declaration of trust as trustees and not personally, and no trustee, shareholder, officer or agent of Eastern Enterprises shall be held to any personal liability in connection with the affairs of said Eastern Enterprises, but the trust estate only is liable.

         IN WITNESS WHEREOF, Eastern Enterprises has caused this Agreement to be executed by its duly authorized officer, and Executive has hereunto set his hand, as of the date first above written.

                                                       EASTERN ENTERPRISES
                                                       By: /s/ J. Atwood Ives
                                                           ------------------



                                                           /s/ Fred C. Raskin
                                                           ------------------
                                                               Fred C. Raskin

                            Appendix A Definitions

1. "Cause" means fraud, misappropriation, embezzlement, or other malfeasance, misfeasance or other act which in the opinion of the Compensation Committee casts such discredit on Executive or Eastern as to justify termination of Executive's employment without the payment or provision of benefits hereunder.

2. "Confidential Information" means any and all information not generally known to others with whom Eastern, its subsidiaries and affiliates, do, or plan to, compete or do business (including without limitation information related to the development and implementation of business strategy, financial and operating forecasts, business policies and practices, and all other information related to the future conduct of business) and also includes comparable information that Eastern, its subsidiaries and affiliates, receive or have received, belonging to others who do business with them.

3. "Dependent" means, in respect of periods after Executive's death, any dependent child of Executive who is under the age of nineteen (19) or, if a full-time student, under the age of twenty-three (23).

4.       "Good Reason" means:

         (a) The removal of Executive from the position of President and Chief Operating Officer of Eastern; the assignment to him of duties inconsistent with his positions, duties, responsibilities, reporting requirements and status within Eastern as President and Chief Operating Officer; or any other action by Eastern which results in a diminishment of his position, authority, duties, responsibilities, reporting requirements, or status, other than an insubstantial and inadvertent action that is remedied by Eastern promptly after receipt of notice thereof; or

         (b)       Any diminishment by Eastern in Executive's cash  compensation
                   opportunities,   other  than  in  connection  with  a  change
                   affecting executive officers of Eastern generally; or

         (c)       Any relocation of Executive by more than 50 miles.

5. "Compensation Committee" means the Compensation Committee of the Board of Trustees of Eastern Enterprises.

6. "Qualified Termination of Employment" means a termination of Executive's employment with Eastern either (a) by Eastern other than for Cause (in which event the burden of proving the existence of Cause would be on Eastern), or (b) by Executive for Good Reason.

7. "SERP" means Eastern's Supplemental Executive Retirement Plan as from time to time in effect, or any successor plan.